Exhibit 5

London Freshfields Bruckhaus Deringer LLP 65 Fleet Street London EC4Y 1HS T +44 20 7936 4000 (Switchboard) LDE No 23 www.freshfields.com

BT Group plc BT Centre 81 Newgate Street London EC1A 7AJ	Doc ID LON45926878/5 Our Ref 123588-0050 NRG/MAK

28 July 2017

Dear Sirs and Madams

BT Group plc – Registration Statement on Form S-8

Introduction

1. We are acting as advisers as to English law to BT Group plc, a public company limited by shares incorporated under the laws of England and Wales (the Company) in connection with the Registration Statement on Form S-8 (the Registration Statement) to be filed on or around 28 July 2017 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the Act), with respect to 9,500,00 ordinary shares of 5 pence each of the Company (the Ordinary Shares) (each represented by one tenth of an American Depositary Share) which may be allocated from time to time pursuant to any of the BT Group plc (i) US Employee Stock Purchase Plan (ESPP); (ii) Incentive Share Plan (ISP); (iii) Deferred Bonus Plan (DBP); and/or (iv) Retention Share Plan (RSP) (together, the Plans) either by placing unissued Ordinary Shares or transferring Ordinary Shares out of Treasury.

Documents Reviewed

2. For the purposes of giving this opinion, we have examined the documents listed in Schedule 2 to this opinion. Terms defined in the Schedules have the same meaning where used in this opinion (including, for the avoidance of doubt, the Schedules).

Freshfields Bruckhaus Deringer LLP is a limited liability partnership registered in England and Wales with registered number OC334789. It is authorised and regulated by the Solicitors Regulation Authority. For regulatory information please refer to www.freshfields.com/support/legalnotice.

A list of the members (and of the non-members who are designated as partners) of Freshfields Bruckhaus Deringer LLP is available for inspection at its registered office, 65 Fleet Street, London EC4Y 1HS. Any reference to a partner means a member, or a consultant or employee with equivalent standing and qualifications, of Freshfields Bruckhaus Deringer LLP or any of its affiliated firms or entities.

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Nature of Opinion and Observations

3.

a. This opinion is confined to matters of English law (including case law) as at the date of this opinion. We express no opinion with regard to any system of law other than the laws of England as currently applied by the English courts and, in particular, we express no opinion on European Union law as it affects any jurisdiction other than England and Wales.

b. By giving this opinion, we do not assume any obligation to notify you of future changes in law which may affect the opinions expressed in this opinion, or otherwise to update this opinion in any respect.

c. We have not been responsible for verifying whether statements of fact (including foreign law), opinion or intention in any documents referred to in this opinion or in any related documents are accurate, complete or reasonable.

Opinion

4. On the basis stated in paragraph 3 above, and subject to the assumptions in Schedule 1 and any matters not disclosed to us, we are of the opinion that:

a. the Company has been duly incorporated in the United Kingdom and registered in England and Wales as a public company limited by shares under the Companies Act 1985, as amended, and the Company Search and Winding-up Enquiry revealed no application, petition, order or resolution for the administration or winding up of the Company and no notice of appointment of, or intention to appoint, a receiver or administrator in respect of the Company, and

b. following: (i) the valid exercise of options, or vesting of awards, granted in accordance with any of the Plans; (ii) compliance of the Company with its obligations under the rules of any of the Plans; and (iii) the due issue and allotment of Ordinary Shares by the Company, in the case of the ESPP or the GSOP against payment in full of the stated option price, as determined in accordance with the rules of the Plans; and subject to: (iv) the Company having sufficient authorised unissued share capital or sufficient Ordinary Shares held in Treasury (where Ordinary Shares are to be transferred out of Treasury); and (v) the Company’s Articles of Association not being materially altered prior to the issue of Ordinary Shares or the transfer of Ordinary Shares out of Treasury, those Ordinary Shares subject to the options so exercised or awards so vested will be validly issued, fully paid and no further contribution in respect of such Ordinary Shares will be required to be made to the Company by the holders of such shares by virtue only of them being holders of such Ordinary Shares.

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Governing Law

5. This opinion and any non-contractual obligations arising out of or in relation to this opinion are governed by and shall be construed in accordance with English law.

Consent

6. This opinion is given to you solely for your benefit and for the purposes of the Registration Statement to be filed under the Act. It may not be relied upon for any other purposes without our prior written consent. We hereby give such consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under section 7 of the Act.

Yours faithfully /s/ Freshfields Bruckhaus Deringer LLP Freshfields Bruckhaus Deringer LLP

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SCHEDULE 1

ASSUMPTIONS

In considering the documents listed in Schedule 2 and in rendering this opinion, we have (with your consent and without any further enquiry) assumed:

(a)	Authenticity: the genuineness of all signatures, stamps and seals on, and the authenticity, accuracy and completeness of, all documents submitted to us whether as originals or copies;

(b)	Copies: the conformity to originals of all documents supplied to us as photocopies, portable document format (PDF) copies, facsimile copies or e-mail versions;

(c)	Drafts: that, where a document has been examined by us in draft, in agreed form or in specimen form, it will be or has been executed in the form of that draft, agreed form or specimen form;

(d)	Secretary’s Certificate: that each of the statements contained in a certificate of the Secretary of the Company dated 28 July 2017 (the Certificate) is true and correct as at the date hereof;

(e)	Delegated Authority: that the authorised but unissued Ordinary Shares to be issued and allotted upon the exercise of options, or the issued Ordinary Shares to be transferred out of Treasury upon the exercise of options, are so issued and allotted or transferred, as the case may be, by a person to whom authority has been delegated in accordance with the Authority (as defined in the Certificate);

(f)	Directors’ Duties: that:

(i)	the directors of the Company, in authorising the allotment of Ordinary Shares or transfer of Ordinary Shares out of Treasury, have exercised and will exercise their powers in accordance with their duties under all applicable laws and the Articles of Association in force at the relevant time; and

(ii)	that all such further meetings of the board of directors of the Company (the Board) or any committee of the Board which may be required in order to validly allot (whether provisionally or otherwise) and issue the Ordinary Shares or transfer the Ordinary Shares out of Treasury will be duly convened and held and the requisite resolutions to give effect to such allotment and issue or transfer, as the case may be, will be duly passed; and

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(g)	Unknown Facts: that there are no facts or circumstances (and no documents, agreements, instruments or correspondence) which are not apparent from the face of the documents listed in Schedule 2 or which have not been disclosed to us that may affect the opinions expressed in this opinion;

(h)	Insolvency: without prejudice to our opinion in paragraph 4(a), there have not been and will not be any applications, petitions, orders or resolutions for the administration or winding up of the Company;

(i)	Company Search: that the information revealed by our search (carried out by us or by Legalinx Limited, trading as LegalinX-7Side on our behalf on 28 July 2017) of the public documents of the Company kept at Companies House in Cardiff (the Company Search) (i) was accurate in all respects and has not since the time of such searches been altered, and (ii) was complete and included all relevant information which had been properly submitted to the Registrar of Companies; and

(j)	Winding-up Enquiry: that the information revealed by our search (carried out by us or by LegalinX-7Side on our behalf) on 28 July 2017 of the Central Registry of Winding up Petitions (the Winding-up Enquiry) was accurate in all respects and has not since the time of such enquiry been altered.

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SCHEDULE 2

(a)	a copy of the Registration Statement to be filed under the Act;

(b)	a certified copy of the rules of each of the Plans; and

(c)	a certificate from the Secretary of the Company dated 28 July 2017 and the documents annexed thereto.

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